Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of ALE Group Holding Limited on Form F-1 of our report dated March 17, 2020, except for Note 2, 6 and 8 which are dated May 6, 2020, with respect to our audits of the consolidated financial statements of ALE Group Holding Limited and Subsidiaries as of March 31, 2019 and 2018 and for each of years in the two year period ended March 31, 2019. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York

June 17, 2020